Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
Pixelworks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(a)	208,334	$6.19	$1,289,587.46(2)	0.0001381	$178.09(2)
Total Offering Amounts					$1,289,587.46(2)		$178.09(2)
Total Fee Offsets							—
Net Fee Due							$178.09(2)
(1) Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on November 4, 2025.